Exhibit 3.1

Amended and Restated Articles of Association

of

Alcobra Ltd.

GENERAL

1.	Definition and Interpretation

1.1.          The following terms in these Amended and Restated Articles of Association shall have the respective meanings ascribed to them below:

Affiliate	(i) in the case of a Shareholder who is an individual - a spouse, child, brother, sister, or parent of the Shareholder and any corporate entity which is fully owned by him or her and as long as such corporate entity is fully owned by him or her, and vice versa; (ii) in the case of any incorporated Shareholder (whether a company or other entity) - any legal entity which controls, is controlled by, or is under common control with such incorporated Shareholder; and (iii) in the case of a Shareholder which is a general or limited partnership – its partners, and affiliated partnerships managed by the same management company or managing general partner or by an entity which controls, is controlled by, or is under common control with, such management company or managing general partner.

Articles	The Amended and Restated Articles of Association of the Company, as set forth herein or as amended expressly or pursuant to the Law.

Board	The Board of Directors of the Company.

Business Day	Sunday to Thursday, inclusive, with the exception of holidays and official days of rest in the State of Israel.

Companies Law	The Companies Law, 1999, as may be amended from time to time.

Companies Regulations	Regulations promulgated under the Companies Law.

Company	Alcobra Ltd.

control	shall have the meaning ascribed to such term under the Israeli Securities Law – 1968.

Convertible Securities	At any time, any options, warrants, convertible notes or other securities or rights convertible, exchangeable or exercisable, with or without the payment of additional consideration, into or for Ordinary Shares, directly or indirectly.

Director	A director of the Company in accordance with the definition of the Companies Law.

Liquidation	As defined in Article 95.2 below.

Dollar or $	United States Dollars

Founders	Dalia Megiddo and Udi Gilboa.

General Meeting	An annual or special meeting of the Shareholders of the Company in accordance with the Companies Law.

IPO	means a firmly underwritten public offering by the Company of its Ordinary Shares to the public in a bona fide underwriting pursuant to a registration statement under the U.S. Securities Act of 1933, as amended, the Israeli Securities Law, 1968, or similar securities laws of another jurisdiction

Law	The provisions of any law (“din”) as defined in the Interpretation Law, 1981.

NIS	New Israeli Shekels.

Ordinary Majority	More than fifty (50%) of the votes of the Shareholders who are entitled to vote and who voted (excluding abstentions) in a General Meeting in person or by means of a proxy.

Ordinary Shares	The Company’s Ordinary Shares, nominal value NIS 0.01 each.

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Permitted Transferee	With respect to a Shareholder, means either: (i) a transferee of such Shareholder by operation of law; (ii) an Affiliate of such Shareholder; (iii) a trustee of such Shareholder and the transferee of a transfer from a trustee to a Shareholder which is the beneficiary of such trustee (including the direct transfer of shares from one trustee to another); or (iv) with respect to Hadasit Medical Research Services and Development Limited ("Hadasit") – any employees and/or inventors employed by Hadassah Medical Organization, provided, however, that at all times until an IPO, the right to vote such shares shall be held by Hadasit; or (v) with respect to Nextar chempharma solutions Ltd, Orna Draezen and Avi Semel, any transferee of transfers between any of them.

Person	An individual, corporation, partnership, joint venture, trust, and any other body corporate or unincorporated organization.

Recapitalization Event	Any event of share combination or subdivision, share split, reverse share split, share dividend, distribution of bonus shares or any other reclassification, reorganization or recapitalization of the Company’s share capital or other similar events resulting in a change of such shares into a different number of shares of the same class or any other class or classes of shares.

Securities	Shares, bonds, capital notes or securities convertible, exchangeable or exercisable into shares, and certificates conferring a right in such securities, issued by the Company.

Shareholder	Anyone registered as a shareholder in the Shareholder Register as a holder of Ordinary Share(s).

Shareholder Register	The Register of Shareholders of the Company, administered and kept in accordance with the Companies Law.

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1.2.          The specific provisions of these Articles shall supersede the provisions of the Companies Law to the extent permitted under the Companies Law. Unless the subject or the context otherwise requires, each word and expression not specifically defined herein and defined in the Companies Law as in effect on the date when these Articles first became effective shall have the same meaning herein, and to the extent that no meaning is attached to it in the Companies Law, the meaning ascribed to it in the Companies Regulations, and if no meaning is ascribed thereto in the Companies Regulations, the meaning ascribed to it in the Securities Law, 1968 or the regulations promulgated thereunder.

1.3.          Words and expressions importing the singular shall include the plural and vice versa, words and expressions importing the masculine gender shall include the feminine gender and words and expressions importing persons shall include corporate entities.

1.4.          The captions in these Articles are for convenience only and shall not be deemed a part hereof or affect the construction of any provision hereof.

2.	Private Company

The Company is a private company, as defined in the Companies Law.

Furthermore:

2.1.          The number of Shareholders for the time being of the Company (exclusive of persons who are in the employment of the Company and of persons who having been formerly in the employment of the Company were, while in such employment, and have continued after termination of such employment to be, Shareholders of the Company), shall not exceed fifty (50), but where two or more persons jointly own one or more shares in the Company, they shall, for the purposes of this Article, be treated as a single Shareholder;

2.2.          Any invitation to the public to subscribe for any shares or debentures of the Company is hereby prohibited; and

2.3.          The right to transfer shares in the Company shall be restricted as hereinafter provided.

3.	The Purpose of the Company

The purpose of the Company is to operate in accordance with business considerations and to generate profits, inter alia, through the reformulation of drugs and/or engagement in any other field in the life sciences; provided, however, that the Company may donate reasonable amounts to worthy causes, as the Board may determine in its discretion, even if such donations are not within the framework of business considerations.

4.	The Objectives of the Company

The Company shall engage in any lawful business.

5.	Limited Liability

The liability of the Shareholders of the Company is limited, each one up to the full amount undertaken to be paid to the Company in consideration or upon subscription of the shares of the Company held be such Shareholder.

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SHARE CAPITAL

6.	Share Capital

6.1.          The authorized and registered share capital of the Company is NIS 100,000 divided into 10,000,000 Ordinary Shares, nominal value NIS 0.01 each.

6.2.          The Ordinary Shares shall confer upon the holders thereof all the rights attached to the Ordinary Shares in these Articles, including, without limitation, the right to receive notices of, and to attend, General Meetings, and to vote at General Meetings with each Ordinary Share entitling the holder thereof to one vote on each matter upon which the vote is held, the right to participate in distribution of dividends and bonus shares and to participate in distribution of surplus assets/property and funds of the Company in the event of winding up, liquidation or dissolution of the Company and no other rights except as may be provided for herein or under the Companies Law.

6.3.          All the Ordinary Shares rank pari passu in relation to the amounts of capital paid or credited as paid on their nominal value, in connection with dividend, the distribution of bonus shares and any other distribution, return of the capital and participation in a distribution of the Company's surplus assets/property and fund of the Company in the event of winding up, liquidation or dissolution of the Company.

7.	Reserved.

8.	Increase of Share Capital

8.1.          The Company may, from time to time, by a resolution of the General Meeting adopted by an Ordinary Majority, whether or not all the shares then authorized and registered have been issued, and whether or not all the shares theretofore issued have been called up for payment, increase its share capital by the creation of new shares. Any such increase shall be in such amount and shall be divided into shares of such nominal amounts, and such shares shall confer such rights and preferences, and shall be subject to such restrictions, as such resolution of the General Meeting shall provide.

8.2.          Except to the extent otherwise provided in such resolution of the General Meeting, such new shares shall be subject to all the provisions applicable to the shares of the original capital.

9.	Special Rights; Modifications of Rights

9.1.          The Company may, from time to time, by a resolution of the General Meeting adopted by an Ordinary Majority, provide for shares having the same rights as existing shares or with such preferred or deferred rights or rights of redemption or other special rights and/or such restrictions, whether with respect to liquidation, dividends, voting, conversion, repayment of share capital or otherwise, as may be stipulated in such resolution.

9.2.          The Company may, by a shareholders' resolution adopted by an Ordinary Majority, unless otherwise provided by the terms of these Articles or the terms of issue of the shares of that class, modify, convert, broaden, add or otherwise alter the rights, privileges, advantages, restrictions and provisions related or unrelated at that time to the shares of the Company.

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9.3.          To the maximum extent permitted under applicable law, and unless otherwise explicitly provided by these Articles, all shareholders of the Company shall vote together as a single class on any matter presented to the shareholders and all matters shall require the approval by the holders of an Ordinary Majority, including, without limitation, any amendment to these Articles, any issuance of securities of the Company, or any transaction under Sections 341, 342 or 350 of the Israeli Companies Law.

10.	Consolidation, Subdivision, Cancellation and Reduction of Share Capital

10.1.       The Company may, from time to time, by a resolution of the General Meeting adopted by an Ordinary Majority:

(a)          Consolidate and divide all or any of its issued or unissued share capital into shares of larger nominal value than its existing shares;

(b)          Subdivide its shares (issued or unissued) or any of them, into shares of smaller nominal value than is fixed by these Articles (subject to the provisions of the Companies Law), and the resolution whereby any share is subdivided may determine that, as among the holders of the shares resulting from such subdivision, one or more of the shares may, as compared with the others, have any such preferred or deferred rights or rights of redemption or other special rights, or be subject to any such restrictions, as the Company has power to attach to unissued or new shares.

(c)          Cancel any shares which, at the date of the adoption of such resolution of the General Meeting, have not been allotted, so long as the Company is not under an obligation to allot these shares, and diminish the amount of its share capital by the amount of the shares so cancelled; or

(d)          Reduce its share capital in any manner, and with and subject to any incident authorized, and consent required, by Law.

(e)          Provide the same type of shares to one or more prices of shares.

10.2.       With respect to any consolidation of issued shares into shares of larger nominal value, and with respect to any other action which may result in fractional shares, the Board may settle any difficulty which may arise with regard thereto, as it deems appropriate, including, inter alia, resort to one or more of the following actions:

(a)          Determine, as to the holder of shares so consolidated, which issued shares shall be consolidated into each share of larger nominal value;

(b)          Allot, in contemplation of or subsequent to such consolidation or other action, such shares or fractional shares sufficient to preclude or remove fractional share holdings;

(c)          Redeem, in the case of redeemable shares and subject to applicable Law, such shares or fractional shares sufficient to preclude or remove fractional share holdings;

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(d)          Cause the transfer of fractional shares by certain Shareholders to other Shareholders thereof so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees to pay the transferors the fair value of fractional shares so transferred, and the Board is hereby authorized to act as agent for the transferors and transferees with power of substitution for purposes of implementing the provisions of this Article 10.2.

SHARES

11.	Issuance of Share Certificates; Replacement of Lost Certificates; Bearer Certificates

11.1.        The Company shall maintain a Shareholder Register, to be administered by the corporate secretary of the Company, subject to the oversight of the Board.

11.2.        Share certificates shall bear the signatures of one Director and the Company's Chief Executive Officer, or secretary, or of two Directors, or of any other person or persons authorized thereto by the Board, provided, however, that in the event the Board consists of one Director, the share certificate shall bear the signature of such Director or of any other person or persons authorized thereto by the Board. Every certificate shall bear the Company's printed name or its seal or stamp, if existent pursuant to Article 101.2.

11.3.        Each Shareholder shall be entitled to one certificate for all the shares of any class registered in his name, and if the Board so approves, to several certificates, each for one or more of such shares. Each certificate may specify the serial numbers of the shares represented thereby and may also specify the amount paid up thereon.

11.4.        A share certificate registered in the names of two or more persons shall be delivered to the person first named in the Shareholder Register in respect of such co-ownership.

11.5.        If a share certificate is defaced, lost or destroyed, it may be replaced, upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board may deem appropriate.

11.6.        The Company shall not issue bearer share certificates which grant the bearer rights in the shares specified therein.

12.	Registered Holder

Except as otherwise provided in these Articles, the Company shall be entitled to treat the registered holder of any share as the absolute owner thereof, and, shall be entitled to treat the holder of any share in trust as a Shareholder and to issue to him a share certificate, provided that the trustee notify the Company of the identity of the beneficiary, and, accordingly, the Company shall not, except as ordered by a court of competent jurisdiction, or as required by Law, be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person.

13.	Issuance of Shares and other Securities

13.1.        The Board may issue shares and other Securities of the Company, up to the limit of the Company's authorized and registered share capital. If the Company's share capital includes a number of classes of shares and Securities, shares and securities exceeding the limit of the authorized and registered share capital of such class shall not be issued. In such regard, Securities convertible or exercisable into shares shall be deemed to have been converted or exercised on the date of their issue.

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13.2.        The issuance of shares and other Securities, in accordance with Article 13.1, from time to time, shall be under the control of the Board, who shall have the power to allot shares and other Securities or otherwise dispose of them to such persons, on such terms and conditions (including inter alia terms relating to calls as set forth in Article 16 hereof), and either at par or at a premium, or, subject to the provisions of the Companies Law, at a discount, and at such times, as the Board may deem appropriate, and the power to give to any person the option to acquire from the Company any shares, either at par or at a premium, or, subject as aforesaid, at a discount, during such time and for such consideration as the Board may deem appropriate.

13.3.        The Board may determine to issue a series of bonds or other debt Securities, as part of its authority to take a loan on behalf of the Company, and within the limits of such authority.

13.4.        Subject to applicable Law, the Company is entitled to pay a commission, including underwriting fees, to any person, as determined by the Board. Payments, as stated in this Article 13.4, may be paid in cash or in Securities of the Company, or in a combination thereof.

13.5.        The Company shall not issue a share, all or part of the consideration of which is not to be paid in cash, unless the consideration for the share was specified in a written document.

14.	No Preemptive Rights on Company Share Issuance.

Notwithstanding any provision to the contrary hereunder or under any Law, no Shareholder shall have a Preemptive Right in connection with any share issuances by the Company (including the right to purchase its pro rata share of any shares issued by the Company).

15.	Payment in Installments

If by the terms of issuance of any share, the whole or any part of the price thereof shall be payable in installments, every such installment shall, when due, be paid to the Company by the then registered holder(s) of the share or the person(s) entitled thereto.

16.	Calls on Shares

16.1.        The Board may, from time to time, make such calls as it may deem appropriate upon Shareholders in respect of any sum unpaid in respect of shares held by such Shareholders which is not, by the terms of allotment thereof or otherwise, payable at a fixed time, and each Shareholder shall pay the amount of every call so made upon him (and of each installment thereof if the same is payable in installments), to the person(s) and at the time(s) and place(s) designated by the Board, as any such time(s) may be thereafter extended and/or such person(s) or place(s) changed. Unless otherwise stipulated in the resolution of the Board (and in the notice referred to in Article 16.1), each payment in response to a call shall be deemed to constitute a pro rata payment on account of all shares in respect of which such call was made.

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16.2.        Notice of any call shall be given in writing to the applicable Shareholder(s) not less than fourteen (14) days prior to the time of payment, specifying the time and place of payment, and designating the person to whom and the place where such payment shall be made; provided, however, that before the time for any such payment, the Board may, by notice in writing to such Shareholder(s), revoke such call in whole or in part, extend such time, or alter such designated person and/or place. In the event of a call payable in installments, only one notice thereof need be given.

16.3.        If, by the terms of allotment of any share or otherwise, any amount is made payable at any fixed time, every such amount shall be payable at such time as if it were a call duly made by the Board and of which due notice had been given, and all the provisions herein contained with respect to calls shall apply to each such amount.

16.4.        The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof and all interest payable thereon.

16.5.        Any amount unpaid in respect of a call shall bear interest from the date on which it is payable until actual payment thereof, at such rate (not exceeding the then prevailing debitory rate charged by leading commercial banks in Israel), and at such time(s) as the Board may prescribe.

16.6.        A Shareholder shall not be entitled to his rights as shareholder, including dividend, unless he has paid all the amounts detailed in the calls made on him, together with interest and expenses, if any, unless otherwise prescribed by the Board.

16.7.        Upon the allotment of shares, the Board may provide for differences among the allottees of such shares as to the amount of calls and/or the times of payment thereof.

17.	Prepayment

With the approval of the Board, any Shareholder may prepay to the Company any amount not yet payable in respect of his shares. Nothing in this Article 17 shall derogate from the right of the Board to make any call before or after receipt by the Company of any such advance.

18.	Forfeiture and Surrender

18.1.        If any Shareholder fails to pay any amount payable in respect of a call, or interest thereon as provided herein, on or before the day fixed for payment of the same, the Company, by resolution of the Board, may at any time thereafter, so long as such amount or interest remains unpaid, forfeit all or any of the shares in respect of which such call had been made. Any expense incurred by the Company in attempting to collect any such amount or interest, including, inter alia, attorneys' fees and costs of suit, shall be added to, and shall, for all purposes (including the accrual of interest thereon), constitute a part of the amount payable to the Company in respect of such call.

18.2.        Upon the adoption of a resolution of forfeiture, the Board shall cause notice thereof to be given to the Shareholder whose shares are the subject of such forfeiture, which notice shall state that, in the event of the failure to pay the entire amount so payable within a period stipulated in the notice (which period shall not be less than fourteen (14) days and which may be extended by the Board), such shares shall be ipso facto forfeited, provided, however, that, prior to the expiration of such period, the Board may nullify such resolution of forfeiture, but no such nullification shall estop the Board from adopting a further resolution of forfeiture in respect of the non-payment of such amount.

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18.3.       Whenever shares are forfeited as herein provided, all distributions theretofore declared in respect thereof and not actually paid or distributed shall be deemed to have been forfeited at the same time.

18.4.       The Company, by resolution of the Board, may accept the voluntary surrender of any share.

18.5.       Any share forfeited or surrendered as provided herein shall become the property of the Company, and the same, subject to the provisions of these Articles, may be sold, re-allotted or otherwise disposed of as the Board deems appropriate. Any such share shall become a dormant share, and shall not confer any rights, so long as it is held by the Company.

18.6.       Any Shareholder whose shares have been forfeited or surrendered shall cease to be a Shareholder in respect of the forfeited or surrendered shares, but shall, notwithstanding, be liable to pay, and shall forthwith pay, to the Company, all calls, interest and expenses owing upon or in respect of such shares at the time of forfeiture or surrender, together with interest thereon from the time of forfeiture or surrender until actual payment, at the rate prescribed in Article 16.4 above, and the Board, in its discretion, may enforce the payment of such moneys, or any part thereof, but shall not be under any obligation to do so. In the event of such forfeiture or surrender, the Company, by resolution of the Board, may accelerate the date(s) of payment of any or all amounts then owing by the Shareholder in question (but not yet due) in respect of all shares owned by such Shareholder, solely or jointly with another, and in respect of any other matter or transaction whatsoever.

18.7.       The Board may at any time, before any share so forfeited or surrendered shall have been sold, re-allotted or otherwise disposed of, nullify the forfeiture or surrender on such conditions as it deems appropriate, but no such nullification shall estop the Board from re-exercising its powers of forfeiture pursuant to this Article 18.

19.	Lien

19.1.        Except to the extent the same may be waived or subordinated in writing, the Company shall have a first and paramount lien upon all the shares registered in the name of each Shareholder which are not fully paid up (without regard to any equitable or other claim or interest in such shares on the part of any other person), and upon the proceeds of the sale thereof, for his debts, liabilities and engagements arising from any cause whatsoever, solely or jointly with another, to or with the Company, whether the period for the payment, fulfillment or discharge thereof shall have actually arrived or not. Such lien shall extend to all distributions from time to time declared in respect of such shares. Unless otherwise provided, the registration by the Company of a transfer of shares shall be deemed to be a waiver on the part of the Company of any lien existing on such shares immediately prior to such transfer.

19.2.        The Board may cause the Company to sell any shares subject to such lien when any such debt, liability or engagement has matured, in such manner as the Board may deem appropriate, but no such sale shall be made unless such debt, liability or engagement has not been satisfied within fourteen (14) days after written notice of the Company’s intention to sell shall have been served on such Shareholder, his executors or administrators.

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19.3.        The net proceeds of any such sale, after payment of the costs thereof, shall be applied in or toward satisfaction of the debts, liabilities or engagements of such Shareholder (whether or not the same have matured), or any specific part of the same (as the Board may determine), and the balance, if any, shall be paid to the Shareholder, his executors, administrators or assigns.

20.	Sale after Forfeiture or Surrender or in Enforcement of Lien

Upon any sale of shares after forfeiture or surrender or for enforcing a lien, the Board may appoint a person to execute an instrument of transfer of the shares so sold and cause the purchaser's name to be entered in the Shareholder Register in respect of such shares, and the purchaser shall not be bound to see to the regularity of the proceedings, or to the application of the purchase money, and after his name has been entered in the Shareholder Register in respect of such shares, the validity of the sale shall not be impeached by any person, and the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

21.	Redeemable Securities

The Board may, subject to applicable Law, issue redeemable Securities, with such rights and on such conditions as the Board prescribes, and redeem the same.

TRANSFER OF SHARES

22.	Transfer of Shares - General; Limitations

22.1.        No sale, assignment, conveyance, pledge, grant of any security interest or gift, or any other disposition or transfer (collectively "Transfer") of Company shares shall be effective unless such Transfer is effected in compliance with the provisions of this Article 22 and Articles 23 and 24. Any proposed, direct or indirect, Transfer to a competitor of the Company shall be invalid. Any proposed Transfer that would result in the Company having more than 50 shareholders shall be subject to a prior approval of the Board. The Company shall refuse to register a Transfer of shares in the event that such a Transfer is in violation of these Articles. The Company may refuse to register a Transfer of Shares if the transferee does not agree, in writing, prior to such Transfer, to assume and be bound by all obligations of the transferor under any instrument and agreement between the transferor and the Company.

Notwithstanding the above, any Transfer of shares by a Shareholder to any of such Shareholder's Permitted Transferees (as confirmed in writing to the Company by the transferor and transferee)shall not require the approval of the Board, provided that any such Permitted Transferee undertake in writing towards the Company and the Shareholders to assume and be bound by all obligations of the transferor (in its capacity as a shareholder of the Company) under any instrument and agreement involving the transferor and the Company.

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22.2.        No Transfer of shares shall be registered unless the Board approved that such shares are fully paid for and the Company receives a duly executed deed of transfer or other proper instrument of transfer (in form and substance satisfactory to the Board or the corporate secretary of the Company), together with the share certificate(s) and such other evidence of title as the Board or the corporate secretary of the Company may reasonably require. Until the transferee has been registered in the Shareholder Register in respect of the shares so transferred, the Company may continue to regard the transferor as the owner thereof. The Board may, from time to time, prescribe a fee for the registration of a Transfer. A deed of transfer shall be in the following form or in any substantially similar form, including any such form as is acceptable to the transfer agent for the Company’s shares, or in any form otherwise approved by the Board or the corporate secretary of the Company.

Deed of Transfer

I, _________, (hereinafter: the “Transferor”) of ________________, do hereby transfer, in consideration for ____________, to ______________ (hereinafter: the “Transferee”), ______________share(s) NIS __ par value each of Alcobra Ltd. (hereinafter: the “Company”), standing in my name in the books of the Company, to be held by the Transferee and/or his executors, administrators and assigns, in accordance with and subject to the same terms and conditions under which I held the same at the time of execution hereof; and I the Transferee, do hereby accept the above-mentioned share(s) in accordance with and subject to all aforesaid terms and conditions.

In witness whereof we hereby execute this Deed of Transfer, this ___day of ______, 20__.

The Transferor	The Transferee
Name:_____________________	Name: ______________________
Signature: __________________	Signature: ___________________

22.3.          In case of a death of a Shareholder, the Company shall recognize the custodian or administrator of the estate or executor of the will, and in the absence of such, the lawful heirs of the Shareholder, as the only holders of the right for the shares of the deceased Shareholder, after receipt of evidence to the entitlement thereto, as determined by the Board.

22.4.          The Company may recognize the receiver or liquidator of any corporate Shareholder in liquidation or dissolution, or the receiver or trustee in bankruptcy of any Shareholder, as being entitled to the shares registered in the name of such Shareholder, after receipt of evidence to the entitlement thereto, as determined by the Board.

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22.5.          A person acquiring a right in shares as a result of being a custodian, administrator of the estate, executor of a will or the heir of a Shareholder, or a receiver, liquidator or a trustee in a bankruptcy of a Shareholder or according to another provision of Law, is entitled, after providing evidence of his right to the satisfaction of the Board, and after undertaking in writing towards the Company and the Shareholders to assume and be bound by all obligations of such Shareholder under any instrument and agreement involving such Shareholder and the Company, to be registered as the Shareholder or to transfer such shares to another person, subject to the provisions of this Article 22.

22.6.          Unless otherwise provided elsewhere, the provisions of this Article 22 shall also apply to other Securities issued by the Company, mutatis mutandis.

23.	Rights of First Refusal.

23.1.          Without derogating from the provisions of Article 22 above, and unless explicitly set forth herein, until the consummation of an IPO the following provisions of Article 23 shall govern any transfer of shares in the Company other than: (i) to a Permitted Transferee, or (ii) in a transaction made in accordance with Article 24 below.

23.2.          Any Shareholder (the “Offeror”) proposing to Transfer all or any of his or her shares in the Company to a Person other than to a Permitted Transferee of the Offeror shall first request by written notice to the Company, which notice shall include the number and class of the shares for sale (the "Offered Shares"), the proposed transferee, the proposed price and terms of payment and any other term related to the sale of the Offered Shares, to offer the Offered Shares on the terms of the proposed transfer to each Shareholder holding together with its Permitted Transferees at least 1% of the issued and outstanding share capital of the Company (each, an “Eligible Shareholder”). The Company shall comply with such request by sending the Eligible Shareholders (collectively, the “Offerees”) a written notice (the "Offer Notice") stating therein the proposed transferee(s) and the proposed terms of sale of the Offered Shares as specified in the written request of the Offeror. Any Offeree may accept such offer (under the same terms set forth in the Offer Notice) in respect of all or any of the Offered Shares by giving the Offeror (with a copy to the Company) notice to that effect within thirty (30) days after receipt of the Offer Notice. An Eligible Shareholder shall be entitled to freely assign this Right of First Refusal to any of its Permitted Transferees, provided such assignment does not result in the Company having Shareholders in a number exceeding the maximum number set forth in Article 2.1 above. Failure by an Offeree to timely accept such offer, in whole or in part, shall be deemed as a decision not to purchase any of the Offered Shares by such Offeree. If the acceptances, in the aggregate, are in respect of all of, or more than, the Offered Shares, then the accepting Offerees shall be entitled to acquire the Offered Shares, on the terms aforementioned, in proportion to their respective holdings of shares (among the Offerees) on the date the Offer Notice was delivered by the Company, provided that no Offeree shall be entitled or required to acquire under the provisions of this Article 23 more than the number of Offered Shares initially accepted by such Offeree, and upon the allocation to him of the full number of shares so accepted, he shall be disregarded in any subsequent computations and allocations hereunder. Any shares remaining after the computation of such respective entitlements shall be re-allocated among the Offerees who accepted such offer (other than those to be disregarded as aforesaid), in the same manner, until one hundred percent (100%) of the Offered Shares have been allocated as aforesaid.

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23.3.          If no acceptance have been received or the acceptances by Offerees, in the aggregate, are in respect of less than one hundred percent (100%) of the Offered Shares, then the accepting Offerees shall not be entitled to acquire any Offered Shares, and the Offeror, at the expiration of the aforementioned thirty (30) day period, shall be entitled, subject to compliance with the provisions of these Articles, to transfer the Offered Shares to the proposed transferee(s) identified in the Offer Notice at a price not lower and on terms no more favorable than those stated in the Offer Notice, provided that if the Offered Shares are not transferred within ninety (90) days after the expiration of such thirty (30) day period, any subsequent sale shall again be subject to the provisions of this Article 23, and provided further that such proposed transferee has delivered to the Company’s Board in advance a written document in which such transferee agrees to assume such shares and rights to, in connection with, or in respect of such shares subject to any and all obligations and restrictions pursuant to which the transferor held such securities.

23.4.          The right of first refusal granted under this Article 23 shall not apply to any transfer of shares from a Founder to Hadasit under a certain Option to Purchase Ordinary Shares agreement by and between Hadasit and each of the Founders dated May 27, 2008. This Article 23.4 may only be amended or deleted after the receipt of Hadasit's written consent to such amendment or deletion.

24.	Bring Along.

24.1.          Until the consummation of an IPO, if (i) a bona fide offer from any Person (the “Third Party”) is made to purchase share capital of the Company (the "Proposed Transaction"), (ii) such sale is conditioned upon the sale of all the share capital of the Company to the Third Party, and (iii) Shareholders holding at least two thirds (2/3) of the Company's issued and outstanding share capital (the "Proposing Shareholders") propose to sell all of their shares to such Third Party, then all remaining Shareholders (the "Remaining Shareholders") will be required, if so demanded in writing by the Proposing Shareholders (the "Bring Along Notice"), to sell all of their shares to such Third Party upon the terms and conditions of the Proposed Transaction; provided however that the consideration payable with respect to each share in each class or series as a result of such transaction is allocated among the Shareholders in accordance with Article 95. The aforesaid two thirds (2/3) requirement is hereby determined also for the purposes of Sections 341 and 342 of the Companies Law.

24.2.          Upon receipt of the Bring Along Notice, each Remaining Shareholder shall be obligated to sell all of its shares in connection with such Proposed Transaction, notwithstanding any other no sale right, first refusal rights or other rights, and the proceeds of such Proposed Transaction shall be distributed among all Shareholders in accordance with the provisions of Article 95 below.

24.3.          At the closing of the Proposed Transaction (which place, date and time shall be designated by the Proposing Shareholders and provided to each of the Remaining Shareholders at least 5 days in advance), each such Remaining Shareholder shall deliver certificates evidencing all of its shares, duly endorsed or accompanied by written instruments of transfer in form satisfactory to the Third Party, duly executed by such Remaining Shareholder, against delivery of the purchase price therefore.

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25.	Restrictions on Sales by Founders.

Until the consummation of an IPO, none of the Founders, or their Permitted Transferees, or any company by which the Founders hold their shares in the Company, shall directly or indirectly sell, assign, transfer, pledge, hypothecate, mortgage or dispose of, by gift or otherwise, or in any way encumber (each of the foregoing a "Disposition") all or any of the Securities owned by them, provided however, that, during each 12-month period, each of the Founders and shall be entitled to make a Disposition, subject to other shareholders’ rights of first refusal with respect to such Securities and Article 22 above, of up to fifteen percent (15%) of the Securities then held by each of them; and provided further that each of them shall not be entitled to make Dispositions of more than thirty percent (30%), in the aggregate for all such annual Dispositions, of the maximum aggregate number of Securities held by each of them at all times. Notwithstanding any other provision in this Article 25 to the contrary, any Founder may freely transfer any of his/hers Securities to such Founder’s Permitted Transferee. The restrictions in this Article are subject to the Bring Along obligations in Article 24 above.

GENERAL MEETINGS

26.	The Authority of the General Meeting

26.1.      The following matters shall require the approval of the General Meeting by a shareholders' resolution adopted by an Ordinary Majority:

(a)          Amendment of the Articles.

(b)          The exercise by the General Meeting of the authority of the Board, subject to the provisions of the Companies Law, if it is resolved by the General Meeting that the Board is incapable of exercising its authority, and that the exercise of such authority is essential to the orderly management of the Company.

(c)          The appointment or reappointment of the Company’s independent auditor, and the termination or non-renewal of its service.

(d)          To the extent required by the provisions of the Companies Law, the approval of actions and transactions with interested parties and the approval of an action or a transaction of an Office Holder (as defined in Article 90 below) which might constitute a breach of the duty of loyalty.

(e)          Changes in the share capital of the Company, as set forth in Articles 8 and 9 hereof.

(f)          A merger of the Company, as defined in the Companies Law.

(g)          A liquidation of the Company.

(h)          Any other matters which the Companies Law requires to be dealt with at the General Meeting of the Company, or any matters that were given to the General Meeting in these Articles.

26.2.      The General Meeting shall not transfer to another organ of the Company any of its authorities detailed in Article 26.1 above.

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27.	Annual Meeting

An annual General Meeting shall be held, once in every calendar year at such time within a period of not more than fifteen (15) months after the last preceding annual General Meeting and at such place either within or without the State of Israel as may be determined by the Board. These General Meetings shall be referred to as “Annual Meetings.”

28.	Special Meetings

28.1.      All General Meetings other than Annual Meetings shall be referred to as “Special Meetings.” A Special Meeting shall discuss and decide in all matters for which the Special Meeting was convened.

28.2.      The Board may, whenever it deems appropriate, convene a Special Meeting at such time and place, within or without the State of Israel, as may be determined by the Board, and shall be obliged to do so upon the demand of one of the following:

(a)          Any Director; or

(b)          Any one or more Shareholders, holding alone or together at least ten percent (10%) of the issued share capital of the Company and at least one percent (1%) of the voting rights in the Company or one or more Shareholders holding at least ten percent (10%) of the voting rights in the Company.

28.3.       The Board, upon demand to convene a Special Meeting in accordance with Article 28.2. above, shall announce the convening of the General Meeting within twenty one (21) days from the receipt of a demand in that respect.

28.4.       If the Board does not convene a Special Meeting as aforesaid, the Person requisitioning the meeting, who has more than half the voting rights in the Company, may convene the meeting themselves, provided that it is not held more than three months after the date the requisition was made, and it shall be convened, insofar as possible, in the same way in which meetings are convened by the Board. Where a General Meeting is convened as aforesaid, the Company shall cover the reasonable expenses incurred by the Person requisitioning it.

29.	Reserved

30.	Notice of General Meetings

For the purpose of these Articles, the term "General meeting" shall include Annual and Special Meetings.

30.1.       Unless a shorter period is permitted by Law, a notice of a General Meeting shall be sent to each Shareholder of the Company registered in the Shareholder Register and entitled to attend and vote at such meeting, at least seven (7) days prior to the date fixed for the General Meeting; provided however that such notice shall not be sent more than forty five (45) days from the date fixed for the General Meeting. Subject to the provisions of any Law, each such notice shall specify the place, the day and hour of the meeting, the agenda of the meeting and a concise description of the items for discussion, provided however, that in the event that the agenda includes proposal to amend the Articles, the notice shall include the text of the proposed amendment(s). Anything herein to the contrary notwithstanding, with the written consent of all Shareholders entitled to vote thereon, a resolution may be proposed and passed at such meeting although a shorter notice than hereinabove prescribed has been given. A waiver by a Shareholder can also be made in writing after the fact and even after the convening of the General Meeting.

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30.2.          The Board’s authority to determine the time and the place for the convening of the General Meeting shall include the power to change such time and/or place, prior to the convening of the General Meeting and subject to the provisions of these Articles and any Law, including with regard to the sending of a new notice to the Shareholders.

30.3.          Any accidental omission with respect to the giving of a notice of a General Meeting to any Shareholder or the non-receipt of a notice with respect to a meeting or any other notice on the part of any Shareholder shall not cause the cancellation of a resolution adopted at that meeting, or the cancellation of acts based on such notice.

31.	The Agenda of General Meetings

31.1.          The agenda of General Meetings shall be determined by the Board and shall also include issues for which a Special Meeting is being convened in accordance with Article 28 above, or as may be required upon the request of Shareholders in accordance with the provisions of the Companies Law.

31.2.          The General Meeting shall only adopt resolutions on issues, which are on its agenda.

31.3.          The General Meeting is entitled to accept or reject a proposed resolution, which is on the agenda of the General Meeting. Subject to applicable Law, the General Meeting may adopt a resolution, which is different from the description thereof included in the notice of the General Meeting, provided that such resolution is not materially different from the proposed resolution.

32.	Entitlement to participate in a General Meeting and to vote thereat

32.1.          Subject to the provisions of the Companies Law, the Shareholders who are entitled to participate in and vote at a General Meeting shall be the Shareholders listed in the Company's Shareholder Register on the date of the General Meeting.

32.2.          An objection to the right of a Shareholder to participate in and vote at a General Meeting must be raised at such meeting and any vote not disqualified thereat shall be deemed valid for any purpose. The Chairman of the meeting shall decide whether to accept or reject any objection raised at the appointed time with regard to the participation and vote of a Shareholder and his decision shall be final.

33.	Quorum

33.1.          No business shall be transacted at a General Meeting, or at any adjournment thereof, unless a lawful quorum is present when the meeting proceeds to business, no resolution shall be passed unless a requisite quorum is present when the resolution is voted upon.

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33.2.          Subject to the requirements of the Companies Law and the provisions of these Articles, any two or more Shareholders (not in default in payment of any sum referred to in Article 16 hereof), present in person or by proxy, and who hold or represent in the aggregate at least fifty percent (50%) of the voting power of the Company, shall constitute a lawful quorum at General Meetings. A Shareholder or its proxy, who also serves as a proxy for other Shareholder(s), shall be regarded as two or more Shareholders, in accordance with the number of Shareholders it is representing.

33.3.          If within an hour from the time appointed for the General Meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week (or the first Business Day thereafter), at the same time and place, or to such later day and at such time and place as the Chairman may determine with the consent of the holders of a majority of the voting power represented at the meeting in person or by proxy and voting on the question of adjournment. No business shall be transacted at any adjourned meeting except business, which might lawfully have been transacted at the meeting as originally called. At such adjourned meeting, any two (2) Shareholders (not in default as aforesaid) present in person or by proxy, shall constitute a lawful quorum.

34.	Chairman

The Chairman of the Board shall preside as Chairman at every General Meeting. If there is no such Chairman, or if the Chairman is not present within fifteen (15) minutes after the time fixed for holding such meeting or is unwilling to act as Chairman, the Shareholders present shall choose someone of their number or any other person to be Chairman. The position of Chairman shall not, by itself, entitle the holder thereof to vote at any General Meeting nor shall it entitle such holder to a second or casting vote (without derogating, however, from the rights of such Chairman to vote as a Shareholder or proxy of a Shareholder if, in fact, he is also a Shareholder or proxy, respectively).

35.	Adjourned Meeting

A General Meeting at which a lawful quorum is present (hereinafter: the “Original General Meeting”), may resolve by an Ordinary Majority to adjourn the General Meeting, from time to time, to another time and/or place (hereinafter: an “Adjourned Meeting”). A notice of the Adjourned Meeting shall be given in accordance with the requirements of the Companies Law, in the same manner as the notice of the Original General Meeting. With the exception of the aforesaid, a Shareholder shall not be entitled to receive a notice of an Adjourned Meeting or of the issues, which are to be discussed in the Adjourned Meeting. The Adjourned Meeting shall only discuss issues that could have been discussed at the Original General Meeting, and with respect to which no resolution was adopted.

36.	Adoption of Resolutions at General Meetings

36.1.          All resolutions of the General Meeting shall be adopted by an Ordinary Majority, except for any matters with respect to which a greater or different majority is required by these Articles (to the extent applicable), or by the Companies Law.

36.2.          Every matter submitted to a General Meeting shall be decided by a show of hands, but if a written ballot is demanded by an Ordinary Majority, present in person or by proxy and entitled to vote at the meeting, the same shall be decided by such ballot. A written ballot may be demanded before the proposed resolution is voted upon or immediately after the declaration by the Chairman of the results of the vote by a show of hands. If a vote by written ballot is taken after such declaration, the results of the vote by a show of hands shall be of no effect, and the proposed resolution shall be decided by such written ballot. The demand for a written ballot may be withdrawn at any time before the same is conducted, in which event another Shareholder may then demand such written ballot. The demand for a written ballot shall not prevent the continuance of the meeting for the transaction of business other than the question on which the written ballot has been demanded.

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36.3.          A declaration by the Chairman of the meeting that a resolution has been adopted unanimously, or adopted by a particular majority, or rejected, and an entry to that effect in the minute book of the Company, shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

37.	Resolutions in Writing

A resolution in writing signed by all Shareholders of the Company then entitled to attend and vote at General Meetings or to which all such Shareholders have given their written consent (by letter, facsimile, telegram, telex, e-mail or otherwise), or their oral consent by telephone (provided that a written summary thereof has been approved and signed by the Chairman of the Board) shall be deemed to have been unanimously adopted by a General Meeting duly convened and held. Such resolution could be stated in several counterparts of the same document, each of them signed by one Shareholder or by several Shareholders.

38.	Conducting a General Meeting Through Means of Communication

The Company may conduct a General Meeting through the use of any means of communication, provided all of the participating Shareholders can hear each other simultaneously. A resolution approved by use of means of communications as aforesaid, shall be deemed to be a resolution lawfully adopted at a General Meeting.

39.	Voting Power

Subject to the provisions of Article 40.1 and subject to any provision hereof conferring special rights as to voting, or restricting the right to vote, every Shareholder shall have one vote for each Ordinary Share held by him of record, on every resolution, without regard to whether the vote thereon is conducted in person, by proxy, by a show of hands, by written ballot or by any other means.

40.	Voting Rights

40.1.          No Shareholder shall be entitled to vote at any General Meeting (or be counted as a part of the lawful quorum thereat), unless all calls and other sums then payable by him in respect of his shares in the Company have been paid.

40.2.          A company or other corporate entity being a Shareholder of the Company may, by resolution of its directors or any other managing body thereof, authorize any person to be its representative at any General Meeting. Any person so authorized shall be entitled to exercise on behalf of such Shareholder all the power, which the latter could have exercised if it were an individual shareholder. Upon the request of the Chairman of the General Meeting, written evidence of such authorization (in form acceptable to the Chairman) shall be delivered to him.

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40.3.          Any Shareholder entitled to vote may vote either personally (or, if the Shareholder is a company or other corporate entity, by a representative authorized pursuant to Article 40.2) or by proxy (subject to Article 44 below).

40.4.          If two or more persons are registered as joint holders of any share, the vote of the senior who tenders a vote, in person or by proxy, shall be accepted to the exclusion of the vote(s) of the other joint holder(s), and for this purpose seniority shall be determined by the order in which the names stand in the Shareholder Register.

41.	Personal Interest in Resolution

41.1.          A Shareholder seeking to vote with respect to a resolution which requires that the majority for its adoption include at least a certain percentage of the votes of all those not having a personal interest (as defined in the Companies Law) in the resolution, shall notify the Company prior to the date of the General Meeting, whether or not he has a personal interest in the resolution, as a condition for his right to vote and be counted with respect to such resolution.

41.2.          A Shareholder voting on a resolution, as aforesaid, by means of a deed of authorization of a proxy, may include his notice with respect to his personal interest on the deed of authorization, as the case may be.

41.3.          For the purposes herein, the exercise of the Company’s Repurchase Right and any transactions and/or resolutions related thereto shall not be considered a resolution which requires that the majority for its adoption include at least a certain percentage of the votes of all those not having a personal interest in the resolution.

42.	Restrictions on votes by Founders.

Without derogating from any provisions of the Companies Law, each of the Founders shall not vote in their capacity as Shareholders or Directors on any transaction of the Company in which any Founder, its Permitted Transferee, or any company or person affiliated with such Founder is an Interested Party (as defined in Section 1 of the Companies Law).

43.	Validity of Acts Despite Defects

Subject to the provisions of the Companies Law, a defect in convening or conducting the General Meeting, including a defect deriving from the non-fulfillment of any provision or condition laid down in the Law or these Articles, including with regard to the manner of convening or conducting the General Meeting, shall not disqualify any resolution passed at the General Meeting and shall not affect the discussions which took place thereat.

44.	Voting by Means of a Proxy

44.1.          A Shareholder registered in the Shareholder Register is entitled to appoint by deed of authorization a proxy (who is not required to be a Shareholder of the Company) to participate and vote in his stead, whether at a certain General Meeting or generally at General Meetings of the Company.

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44.2.          In the event that the deed of authorization is not limited to a certain General Meeting, then the deed of authorization, which was deposited prior to a certain General Meeting, shall also be good for other General Meetings thereafter. This Article 44 shall also apply to a Shareholder which is a company, appointing a person to participate and vote in a General Meeting in its stead.

45.	A Deed of Authorization

45.1.          The deed of authorization of a proxy shall be in writing and shall be substantially in the form specified below, or in any usual or common form or in such other form as may be approved by the Board or the corporate secretary of the Company. It shall be duly signed by the appointer or his duly authorized attorney or, if such appointer is a company or other corporate entity, under its common seal or stamp or the hand of its duly authorized agent(s) or attorney(s). The Company may demand that it be given written confirmation to its satisfaction of the authority of those signing to bind such company.

Deed of Authorization

To: Alcobra Ltd. (the “Company”)
Attn: Corporate Secretary
I _____________________ of __________________________________
(Name of Shareholder) (I.D. of Shareholder)
being a registered holder of __________ (*) _____ Shares having a nominal value of NIS __ each, of the Company, hereby appoint
________________________ I.D. no. ____________________________ and/or
(Name of Proxy) (I.D. of Proxy) (**)

________________________ I.D. no. ____________________________
(Name of Proxy) (I.D. of Proxy)

as my proxy to participate and vote for me and in my stead and on my behalf at [mark one]:

☐ The General Meeting of the Company to be held on the _____ day of ___________, 20__ and at any adjournment(s) thereof.

☐ At any General Meeting of the Company, until I shall otherwise notify you.

I direct that my vote(s) be cast on the resolutions as indicated by a ☐ in the appropriate space.

Resolutions	For	Against	Abstain
(***)	☐	☐	☐

On the receipt of this form duly signed but without any specific direction on a particular matter, my proxy will vote or abstain at his/her discretion.

[If required by the Company's Articles of Association – mark one:]

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☐ I hereby notify the Company that I do not have a personal interest in any of the resolutions to be voted on in the meeting.

☐ I hereby notify the Company that I have a personal interest in resolutions no. ____________ to be voted on in the meeting.

Signed this ______ day of ____________, 20__.

_________________________
(Signature of Appointer)

(*) A registered shareholder may grant a number of proxy appointment instruments, each in relation to another quantity of the Company's shares held by him, provided that he does not grant proxy appointment instruments for a quantity of shares larger than the quantity held by him.

(**) Where the proxy does not have an Israeli identity document, the passport number and the country, which issued the passport, may be stated.

(***) Fill in the resolutions set forth in the agenda of the meeting and mark your vote with respect to each

45.2.          The deed of authorization of a proxy (and the power of attorney or other authority, if any, under which such instrument has been signed) shall either be delivered to the Company (at its registered office or at such place as the Board may specify) not less than the time fixed for the meeting at which the person named in the deed of authorization proposes to vote, or presented to the Chairman at such meeting.

46.	Effect of Death of Appointer or Revocation of Appointment

A vote cast pursuant to a deed of authorization of a proxy shall be valid notwithstanding the previous death, incapacity or bankruptcy, or if a company or other corporate entity, the liquidation, of the appointing Shareholder (or of his attorney-in-fact, if any, who signed such instrument), or the revocation of the appointment or the transfer of the share in respect of which the vote is cast, provided no written notice of any such event shall have been received by the Company or by the Chairman of the General Meeting before such vote is cast and provided, further, that the appointing Shareholder, if present in person at said General Meeting, may revoke the appointment by means of a writing, oral notification to the Chairman, or otherwise.

47.	Disqualification of Deeds of Authorization

Subject to the provisions of applicable Law, the corporate secretary of the Company may, in his discretion, disqualify a deed of authorization and so notify the Shareholder who submitted the deed of authorization in the following cases:

47.1.          If there is a reasonable suspicion that it is forged or falsified;

47.2.          If it is not duly executed or completed;

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47.3.          If there is a reasonable suspicion that it is given with respect to shares for which one or more deeds of authorization have been given and not withdrawn; or

47.4.          If more than one choice is marked for the same resolution; or

47.5.          With respect to resolutions, which require that the majority for their adoption include a certain percentage of those not having a personal interest in the approval of the resolution, where it was not marked, or otherwise notified to the Company, whether or not the relevant Shareholder has a personal interest.

48.	Board Recommendation

The Board may, in its sole discretion, send to the Shareholders a recommendation in order to persuade them with respect to any matter, which is on the agenda of the General Meeting. Such recommendation shall be delivered at the expense of the Company.

49.	Reserved

BOARD OF DIRECTORS

50.	The Authority of the Board

50.1.          The authority of the Board is as specified in the Companies Law and in the provisions of these Articles.

50.2.          The Board may exercise any authority of the Company that is not, by the Companies Law or by these Articles, required to be exercised by another organ of the Company.

50.3.          Without derogating from the generality of Articles 50.1 and 50.2 above, the Board’s authority shall include the following:

(a)          The Board may, from time to time, in its discretion, cause the Company to borrow or secure the payment of any sum or sums of money for the purposes of the Company, and may secure or provide for the repayment of such sum or sums in such manner, at such times and upon such terms and conditions in all respects as it deems appropriate, including, without limitation, by the issuance of bonds, perpetual or redeemable debentures or other Securities, or any mortgages, charges, or other liens on the undertaking or the whole or any part of the property of the Company, both present and future, including its uncalled or called but unpaid capital.

(b)          The Board may, from time to time, set aside any amount(s) out of the profits of the Company as a reserve or reserves for any purpose(s) which the Board, in its sole discretion, shall deem appropriate, and may invest any sum so set aside in any manner and from time to time deal with and vary such investments, and dispose of all or any part thereof, and employ any such reserve or any part thereof in the business of the Company without being bound to keep the same separate from other assets of the Company, and may subdivide or re-designate any reserve or cancel the same or apply the funds therein for another purpose, all as the Board may from time to time deem appropriate.

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(c)          Subject to the provisions of any Law, the Board may, from time to time, authorize any person to be the representative of the Company with respect to those objectives and subject to those conditions and for that time period, as the Board deems appropriate, and may also grant any such representative the authority to delegate any or all of the authorities, powers and discretion given to him by the Board.

51.	Convening Meetings of the Board

51.1.          The Chairman of the Board, and in the event that a Chairman has not been appointed, any Director, may convene a meeting of the Board at any time; provided that a meeting of the Board be convened at least once a year.

51.2.          The Chairman of the Board shall convene a meeting of the Board at any time or in any event that such meeting is required by the provisions of the Companies Law. Additionally:

(a)          the Chairman of the Board shall convene the Board on a specified matter on the demand of any one Director;

(b)          the Chairman of the Board shall act without delay to call a meeting of the Board within 14 days of being notified by a Director of the Company that he has learned of a matter of the Company in which a breach of the Law or impairment to proper business procedure has prima facie been discovered or of the date on which the Company's independent auditor reports to him that he has learned of material deficiencies in the audit of the Company's accounts; and

(c)          if a notice or report of the Chief Executive Officer obliges action by the Board, the Chairman of the Board shall, without delay and within 14 days of the notice or report, call a meeting of the Board.

52.	Notice of a Meeting of the Board

52.1.          Any notice with respect to meeting of the Board shall be given in writing, so long as the notice is given at least seven (7) days prior to the date fixed for the meeting, unless all members of the Board or their Alternate Directors (as defined in Article 62.1 ) or their Representatives (as defined in Article 62.3) agree on a shorter time period. Such notice shall be delivered personally, by mail, or transmitted via facsimile or through another means of communication, to the address, facsimile number or to an address where messages can be delivered through other means of communication, as the case may be, as the Director informed the Company in advance.

52.2.          A notice with respect to a meeting of the Board shall include the place, date and time of the meeting of the Board, the issues on its agenda and any other material that the Chairman of the Board, or the Director who convened the meeting, requests to be included in the notice with respect to the meeting.

53.	The Agenda of Board Meetings

The agenda of any meeting of the Board shall be as determined by the Chairman of the Board, and if there is no Chairman, by the Director convening the meeting, and shall include the following matters:

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53.1.          Matters for which the meeting is required to be convened in accordance with the Companies Law;

53.2.          Any matter requested by a Director or by the Chief Executive Officer to be included in the meeting within a reasonable time (taking into account the nature of the matter) prior to the date of the meeting;

53.3.          Any other matter determined by the Chairman of the Board, or by the Director convening the meeting.

54.	Quorum

54.1.          The Board of Directors shall be able to convene and to adjourn its meetings and to arrange its activities and its discussions, when a legal quorum shall be present at the time the meeting commenced or within half an hour from the time which was fixed for the meeting.

54.2.          Unless otherwise unanimously decided by the Board, a quorum at a meeting of the Board shall be constituted by the presence (whether in person or by other means of participation, in accordance with Article 55 below) of a majority of the Directors (or their Alternate Directors) then in office who are lawfully entitled to participate in the meeting.

54.3.          If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the next forty eight (48) hours, at the same place, or to such day and at such time and place as the Chairman may determine with the consent of the majority of the Directors represent. No business shall be transacted at any adjourned meeting except business, which might lawfully have been transacted at the meeting as originally called. In any event of a meeting adjourned as aforesaid, the Company will, as soon as practicable following the respective original meeting (but in any event by the end of the next Business Day thereafter), send a facsimile transmission to all directors incumbent at the time the notice is sent, notifying such directors of the adjourned meeting (specifying the time and place thereof). At such adjourned meeting, any two (2) Directors (or their Alternate Directors) (whether present in person or by other means of participation, in accordance with Article 55 below) present shall constitute a lawful quorum. No business shall be transacted at any adjourned meeting except business, which might lawfully have been transacted at the meeting as originally called.

55.	Conducting a Meeting Through Means of Communication

The Board may conduct a meeting of the Board through the use of any means of communication, provided all of the participating Directors can hear each other simultaneously. A resolution approved by use of means of communications as aforesaid, shall be deemed to be a resolution lawfully adopted at a meeting of the Board.

56.	Voting in the Board

Unless otherwise provided by these Articles, issues presented at meetings of the Board shall be decided upon by a majority of the votes of Directors present (or participating, in the case of a vote through a permitted means of communications) and lawfully entitled to vote thereon and actually voting, excluding abstentions. Subject to the provision of Article 62.3 below, with respect to representatives of Directors that are companies, each Director shall have a single vote.

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57.	Adoption of Resolutions Without Convening

The Board may adopt resolutions without actually convening with the written consent (given by letter, facsimile, e-mail or otherwise) or oral consent (provided that a written summary thereof has been approved and signed by the Chairman of the Board or, in the case there is only one Director in the Board, by such director) of all the Directors then in office and lawfully entitled (as conclusively determined by the Chairman of the Board) to participate and to vote thereon. Matters presented in accordance with this Article 57 shall be decided upon by a majority of the votes of such Directors. Resolutions adopted pursuant to this Article 57 shall be deemed to have been duly adopted by a meeting of the Board duly convened and held. Minutes of such resolutions shall be approved and signed by the Chairman of the Board.

58.	Written Resolution

A resolution in writing signed by all Directors then in office and lawfully entitled to vote thereon or to which all such Directors have given their consent (by letter, telegram, telex, facsimile, e-mail or otherwise), or their oral consent by telephone (provided that a written summary thereof has been approved and signed by the Chairman of the Board or, in the case there is only one Director in the Board, by such director), shall be deemed to have been unanimously adopted by a meeting of the Board duly convened and held.

59.	Number of Directors

The Board shall consist of up to five (5) Directors.

60.	Directors Generally

60.1.          Subject to the provisions of the Companies Law, a Director may hold another position in the Company.

60.2.          A company or other corporate entity may serve as a Director in the Company, subject to the provisions of Article 62 below.

61.	Election of Directors

61.1.          The Directors of the Company shall be elected by a resolution of the General Meeting of the Shareholders adopted by an Ordinary Majority.

61.2.          Any Director(s) may only be replaced or removed from office (by written notice) by the Shareholder(s) that designated such Director, and any vacancy, however created, in the Board of Directors may only be filled (by written notice) by the Shareholder(s) that were entitled to designate the previous incumbent of such vacancy. Any such act shall become effective on the date fixed in such notice, or upon the delivery thereof to the Company, whichever is later.

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62.	Alternate Directors and Representative of a Director that is a Company

62.1.          Subject to the provisions of the Companies Law, any Director may, by written notice to the Company, appoint an alternate for himself (in these Articles, an “Alternate Director”), dismiss such Alternate Director and appoint another Alternate Director in place of any Alternate Director appointed by him whose office has been vacated for any reason whatsoever, whether for a certain meeting or a certain period of time or generally. Any notice given to the Company pursuant to this Article shall be in writing, delivered to the Company and signed by the appointing or dismissing Director, and shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later.

62.2.          Anyone who is not qualified to be appointed as a Director may not be appointed and may not serve as an Alternate Director.

62.3.          A Director that is a company or other corporate entity shall appoint an individual, qualified to be appointed as a Director in the Company, in order to serve on its behalf, either for a certain meeting or for a certain period of time or generally and such company or other entity may also dismiss that individual and appoint another in his stead (hereinafter: “Director’s Representatives”). Any notice given to the Company pursuant to this Article 62.3 shall be in writing, delivered to the Company and signed by the appointing or dismissing body, and shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later.

62.4.          Subject to Article 62.3, any person, whether or not a Director, may serve as a Director’s Representative or Alternate Director. One person may act as a Director’s Representative of several Directors, and in such event he shall have a number of votes (and shall be treated as the number of persons for purposes of establishing a quorum) equal to the number of Directors for whom he acts as a Director’s Representative or Alternate Director, as applicable. If a Director’s Representative is also a Director in his own right, his rights as a Director’s Representative or Alternate Director, as applicable, shall be in addition to his rights as a Director.

62.5.          Each of an Alternate Director and a Director’s Representative shall have all the authority of the Director who appointed him (except that neither an Alternate Director nor a director's Representative may appoint an alternate for himself, unless the instrument appointing him otherwise expressly provides), provided, however, that an Alternate Director shall have no standing at any meeting of the Board or any committee thereof while the Director who appointed him is present.

62.6.          The office of an Alternate Director or a Director’s Representative shall be vacated under the circumstances, mutatis mutandis, set forth in Article 63, and such office shall ipso facto be vacated if the Director who appointed such Alternate Director or Director’s Representative ceases to be a Director.

63.	Termination of the Term of a Director

The term of a Director shall terminate in any of the following cases:

63.1.          If he, she or it resigned from his, her or its office by way of a signed letter, filed with the corporate secretary at the Company’s office;

63.2.          If he, she or it is declared bankrupt;

63.3.          If he or she is declared by an appropriate court to be incapacitated;

63.4.          Upon his or her death and, in the event of a company or other corporate entity, upon the adoption of a resolution for its voluntary liquidation or the issuance of a liquidation order;

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63.5.          If he, she or it is removed from his office by way of a written notice to the Company of the termination of his appointment by the persons or entities that appointed him, her or it, pursuant to the circumstances set forth in Article 61 or if the persons or entities that appointed him, her or it, are no longer entitled to appoint him, her or it;

63.6.          If he or she is convicted of a crime requiring his or her termination pursuant the Companies Law; or

63.7.          If his, her or its term of office is terminated by the Board in accordance with the provisions of the Companies Law.

64.	Continuing Directors in the Event of Vacancies

In the event of one or more vacancies in the Board, the continuing Directors may continue to act in every matter, subject to compliance with the provisions of Article 50.

65.	Compensation of Directors

65.1.          Directors who do not hold other positions in the Company shall not receive any compensation from the Company, unless such compensation and its amount are approved by the General Meeting.

65.2.          The compensation of the Directors may be fixed, as an all-inclusive payment or as payment for participation in meetings or as any combination thereof.

65.3.          The Company may reimburse expenses incurred by a Director in connection with the performance of his duties as a Director, to the extent provided in a resolution of the Board. The Company shall reimburse all reasonable out-of-pocket expenses (including air travel) incurred by the directors for attending the Board and committees meetings and performing their duties as directors.

66.	Personal Interest of a Director

Subject to compliance with the provisions of the Companies Law, the Company may enter into any contract or otherwise transact any business with any Director and may enter into any contract or otherwise transact any business with any third party in which contract or business a Director has a personal interest, directly or indirectly.

67.	Committees of the Board of Directors

67.1.          Subject to the provisions of the Companies Law and these Articles, the Board may delegate its authorities or any part of them to committees, as it deems appropriate, and it may from time to time cancel the delegation of any such authority. Any such committee, while utilizing an authority as stated, is obligated to fulfill all of the instructions given to it from time to time by the Board. The Board may adopt a charter, or guidelines, for any such committee and amend the same from time to time.

67.2.          Subject to the provisions of the Companies Law, each committee of the Board shall consist of at least one (1) Director.

67.3.          The provisions of these Articles with respect to meetings of the Board shall apply, mutatis mutandis, to the meetings and discussions of each committee of the Board, provided that no other terms are set by the Board in this matter, and provided that the lawful quorum for the meetings of the committee, as stated, shall be at least a majority of the members of the committee, unless otherwise required by Law.

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68.	Chairman of the Board

68.1.          The Directors, from time to time, may choose, by ordinary majority, one of the members of the Board to serve as the Chairman of the Board at one or more meetings of the Board, remove such Chairman from office and choose another in its place.

68.2.          A Chairman of the Board shall preside at every meeting of the Board, but if there is no such Chairman, or if at any meeting he is not present within fifteen (15) minutes of the time fixed for the meeting, or if he is unwilling to take the chair, the Board shall appoint one of the Directors present to preside at the meeting.

68.3.          The Chairman of the Board shall preside over meetings of the Board and shall sign the minutes of the meetings.

68.4.          The Chairman of the Board shall not have any additional or casting vote.

68.5.          The Chairman of the Board, or if there is only one Director in the Board, such Director, is entitled, at all times, at his initiative or pursuant to a resolution of the Board, to require reports from the Chief Executive Officer in matters pertaining to the business affairs of the Company.

69.	Validity of Acts Despite Defects

Subject to the provisions of the Companies Law, all acts done bona fide at any meeting of the Board, or of a committee of the Board, or by any person(s) acting as Director(s), shall, notwithstanding that it may afterwards be discovered that there was some defect in the appointment of the participants in such meetings or any of them or any person(s) acting as aforesaid, or that they or any of them were disqualified, be as valid as if there was no such defect or disqualification.

OFFICERS; AUDITOR

70.	The Chief Executive Officer

The Board may appoint a Chief Executive Officer, and may appoint more than one Chief Executive Officer. The Chief Executive Officer may be a Director. Such appointment(s) may be either for a fixed term or without any limitation of time, and the Board may from time to time (subject to the Companies Law and of any contract between any such person and the Company) fix his or their salaries and emoluments, remove or dismiss him or them from office and appoint another or others in his or their place.

71.	The Authority of the Chief Executive Officer

71.1.          The Chief Executive Officer is responsible for the day-to-day management of the affairs of the Company within the framework of the policies set by the Board and subject to its instructions.

71.2.          The Chief Executive Officer shall have all managerial and operational authorities, which were not conferred by Law or pursuant to these Articles to any other organ of the Company, and he shall be under the supervision of the Board.

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71.3.          In the event the Board appoints more than one Chief Executive Officer, the Board may determine the respective positions and functions of the Chief Executive Officers and allocate their authorities as the Board may deem appropriate.

71.4.          The Board may assume the authority granted to the Chief Executive Officer, either with respect to a certain issue or for a certain period of time.

71.5.          The Board may instruct the Chief Executive Officer how to act in a particular matter; if the Chief Executive Officer does not obey the instruction, the Board may exercise the power required to implement the instruction in his stead.

71.6.          In the event that the Chief Executive Officer is unable to exercise his authority, the Board may exercise such authority in his stead, or authorize another to exercise such authority.

71.7.          The Chief Executive Officer may delegate to his subordinates any of his authorities, provided that the Board may, in its discretion, limit the Chief Executive Officer's ability to delegate such authorities.

71.8.          Subject to the provisions of the Companies Law and these Articles, the Board may delegate to the Chief Executive Officer powers which the Board has pursuant to these Articles, as it deems fit, and it may delegate these powers, or any of them, for such period and objects, on such conditions and with such restrictions as it deems fit. The Board may alter or cancel any delegation of powers as aforesaid.

71.9.          In the event that the Company did not appoint a Chief Executive Officer, the Board shall have all the authorities of the Chief Executive Officer as detailed in this Article 71.

72.	The Chief Executive Officer's Reporting Duties

72.1.          The Chief Executive Officer must notify the Chairman of the Board of any exceptional matter which is material to the Company or of any material deviation of the Company from the policy prescribed by the Board. If the Company does not have a Chairman of the Board, for any reason, the Chief Executive Officer shall notify all the Board members as aforesaid.

72.2.          The Chief Executive Officer shall submit reports to the Board on the matters, at the times and on the scale prescribed by the Board.

72.3.          The Chief Executive Officer shall report to any director of the Company, on his demand, on matters relating to the Company's business and the proper management thereof.

73.	Corporate Secretary

73.1.          The Board may appoint a corporate secretary for the Company, on such terms as it deems fit, and may appoint a deputy secretary and determine their duties and powers.

73.2.          If a corporate secretary is not appointed for the Company, the Chief Executive Officer, or someone authorized by him for such purpose and in the absence of a Chief Executive Officer someone authorized for such purpose by the Board, shall perform the duties prescribed for the corporate secretary pursuant to the Law, these Articles and the Board’s resolution.

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73.3.          The Company's corporate secretary shall be liable for all the documents kept at the Company's registered office and shall keep the registers kept by the Company pursuant to the Law.

74.	Other Officers of the Company

The Board may appoint, in addition to the Chief Executive Officer, other officers, define their positions and authorities, and set their compensation and terms of employment. The Board may authorize the Chief Executive Officer to exercise any or all of its authorities stated in this Article.

75.	The Auditor

75.1.          The Shareholders at the Annual Meeting shall appoint an independent auditor for a period until the completion of the performance of one audit, or for a longer period not to extend beyond the completion of the performance of three audits. Where the independent auditor is appointed for such a period, the Annual Meeting shall not discuss the appointment of an independent auditor during the said period, unless a resolution is passed to terminate his office. The General Meeting is entitled at any time to terminate the service of the Auditor.

75.2.          The Board shall fix the compensation of the independent auditor of the Company for his auditing activities, and shall also fix the compensation of the independent auditor for additional services, if any, which are not auditing activities, and, in each case, shall report thereon to the Annual Meeting.

DISTRIBUTIONS

76.	Permitted Distribution

The Company may effect a distribution to its Shareholders to the extent permitted by the Companies Law and subject to the other provisions of these Articles. Except as permitted by the Companies Law or Companies Regulations, distribution shall not be made except from the profits of the Company legally available therefor.

77.	Right to Dividend or Bonus Shares

77.1.          A Shareholder shall be entitled to receive dividends or bonus shares, upon the resolution of the Company in accordance with Article 78 below, consistent with the rights attached to the shares held by such Shareholder.

77.2.          Subject to the provisions of these Articles, the Shareholders entitled to receive dividends or bonus shares shall be those who are registered in the Shareholder Register on the date of the resolution approving the distribution or allotment, or on such later date, as may be determined in such resolution.

77.3.          In the event of any dividend distributions paid by the Company, such dividends shall be distributed to the Shareholders in accordance with Article 95.

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78.	Resolution of the Company with Respect to a Dividend or Bonus Shares

78.1.          The resolution of the Company with respect to the distribution of a dividend or bonus shares shall be adopted by the General Meeting, after presentation of the recommendation of the Board. The General Meeting may accept the Board’s recommendation or decrease the amount recommended, but may not increase it, provided in each case the distribution is permitted in accordance with the provisions of the Companies Law.

79.	Specific Dividend

Upon the recommendation of the Board approved by a resolution of the General Meeting and Subject to compliance with the provisions of Article 77.3, a dividend may be paid, in whole or in part, by the distribution of specific assets of the Company or by distribution of paid up shares, debentures or other Securities of the Company or of any other companies, or in any combination thereof.

80.	Deductions from Dividends

The Board may deduct from any distribution or other moneys payable to any Shareholder in respect of a share any and all sums of money then payable by him to the Company on account of calls or otherwise in respect of shares of the Company and/or on account of any other debt permitted to be setoff in accordance with applicable Law.

81.	Retention of Dividends

81.1.          The Board may retain any dividend, bonus shares or other moneys payable or property distributable in respect of a share on which the Company has a lien, and may apply the same in or toward satisfaction of the debts, liabilities, or engagements in respect of which the lien exists.

81.2.          The Board may retain any dividend, bonus shares or other moneys payable or property distributable in respect of a share in respect of which any person is, under these Articles, entitled to become a Shareholder, or which any person is, under said Article, entitled to transfer, until such person shall become a Shareholder in respect of such share or shall transfer the same.

82.	Mechanics of Payment

Any dividend or other moneys payable in cash in respect of a share, less the tax required pursuant to the Law, may be paid by check sent by registered mail to, or left at, the registered address of the person entitled thereto or by transfer to a bank account specified by such person (or, if two or more persons are registered as joint holders of such share or are entitled jointly thereto as a result of the death or bankruptcy of the holder or otherwise, to any one of such persons or to his bank account), or to such person and at such address as the person entitled thereto may direct in writing. Every such check shall be made payable to the order of the person to whom it is sent, or to such person as the person entitled thereto as aforesaid may direct, and payment of the check by the banker upon whom it is drawn shall be a good discharge to the Company. Every such check shall be sent at the risk of the person entitled to the money represented thereby.

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83.	Unclaimed Dividends

All unclaimed dividends or other moneys payable in respect of a share may be invested or otherwise made use of by the Board for the benefit of the Company until claimed. The payment by the Board of any unclaimed dividend or such other moneys into a separate account shall not constitute the Company a trustee in respect thereof, and any dividend unclaimed after a period of seven (7) years from the date of declaration of such dividend, and any such other moneys unclaimed after a like period from the date the same were payable, shall be forfeited and shall revert to the Company; provided, however, that the Board may, at its discretion, cause the Company to pay any such dividend or such other moneys, or any part thereof, to a person who would have been entitled thereto had the same not reverted to the Company. The Company shall not be liable to pay interest or linkage for unclaimed dividend.

84.	Receipt from a Joint Holder

If two or more persons are registered as joint holders of any share, or are entitled jointly thereto as a result of the death or bankruptcy of the holder or otherwise, any one of them may give effectual receipts for any dividend, bonus shares or other moneys payable or property distributable in respect of such share.

85.	Funds

The Board may, in its discretion make provisions to special funds of any amount from the Company's profits, or from a revaluation of its assets, or its proportional part in the revaluation of the assets of its affiliates, and determine the purpose of these funds.

86.	Manner of Capitalization of Profits and the Distribution of Bonus Shares.

Upon the recommendation of the Board approved by a resolution of the General Meeting adopted by an Ordinary Majority, and subject to compliance with the provisions of Companies Law and these Articles, the Company may cause any moneys, investments, or other assets forming part of the undivided profits of the Company, standing to the credit of a reserve fund, or to the credit of a reserve fund for the redemption of capital, or in the hands of the Company and available for distribution, or representing premiums received on the issuance of shares and standing to the credit of the share premium account, to be capitalized and distributed as capital among such of the Shareholders as would be entitled to receive the same if distributed by way of dividend and in the same proportion, or may cause any part of such capitalized fund to be applied on behalf of such Shareholders in paying up in full, either at par or at such premium as the resolution may provide, any unissued shares or debentures or other Securities of the Company which shall be distributed accordingly, in payment, in full or in part, of the uncalled liability on any issued shares or debentures or other Securities, and may cause such distribution or payment to be accepted by such Shareholders in full satisfaction of their interest in such capitalized sum.

87.	Settlement by the Board

The Board may settle, as it deems fit, any difficulty arising with regard to the distribution of bonus shares, distributions referred to in Article 78 hereof or otherwise, and in particular, to set the value for the distribution of certain assets and to determine that cash payments shall be paid to the Shareholders on the basis of such value, or that fractions whose value is less than NIS 0.01 shall not be taken into account. The Board may pay cash or convey these certain assets to a trustee in favor of those people, who are entitled to a dividend or to a capitalized fund, as the Board shall deem appropriate.

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88.	Allotment for a consideration lower than the nominal value

Where the Company resolves to allot shares, which have a nominal value for a consideration lower than their nominal value, including bonus shares, it must convert into share capital part of its profits, from premium on shares or from any other source included in its equity, which are mentioned in its last financial statements, in an amount equal to the difference between the nominal value and the consideration. Notwithstanding the aforegoing, the Company may, with the court's approval, allot shares for a consideration lower than their nominal value.

89.	Acquisition of Shares

89.1.          The Company is entitled to acquire or to finance an acquisition, directly or indirectly, of shares of the Company or Securities convertible or exercisable into shares of the Company, including incurring an obligation to take any of these actions subject to in accordance with, the Companies Law. In the event that the Company so acquired any of its shares, any such share shall become a dormant share, and shall not confer any rights, so long as it is held by the Company.

89.2.          A subsidiary or another company controlled by the Company is entitled to acquire or finance an acquisition, directly or indirectly, of shares of the Company or Securities convertible or exercisable into shares of the Company, or incur an obligation with respect thereto, to the same extent that the Company may make a distribution, subject to and in accordance with the Companies Law. In the event a subsidiary or such controlled company so acquired any of the Company’s shares, any such share shall not confer any voting rights, so long as it is held by such subsidiary or controlled company.

INSURANCE, INDEMNIFICATION AND RELEASE
OF OFFICE HOLDERS

90.	Office Holder

For purposes of Articles 91 , 92 and 93 below, the term “Office Holder” shall have the meaning ascribed to such term in the Companies Law.

91.	Insurance of Office Holders

The Company may, to the extent permitted by the Companies Law, enter into a contract for the insurance of the liability of an Office Holder of the Company, in respect of a liability imposed on him or her as a result of an act done by him or her in his or her capacity as an Office Holder of the Company, in any of the following:

91.1.          a breach of his or her duty of care to the Company or to another person;

91.2.          a breach of his or her duty of loyalty to the Company, provided that the Office Holder acted in good faith and had reasonable grounds to assume that such act would not harm the Company;

91.3.          a financial liability imposed on him or her in favor of another person.

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92.	Indemnification of Office Holders

92.1.          The Company may, to the extent permitted by the Companies Law, indemnify an Office Holder of the Company for liability or expense he or she incurs as a result of an act done by him or her in his or her capacity as an Office Holder of the Company, as follows:

(a)          a monetary liability imposed on him/her in favor of a third party in any judgment, including any settlement confirmed as judgment and an arbitrator's award which has been confirmed by the court, in respect of an act performed by the Office Holder by virtue of the Office Holder being an Office Holder of the Company; or

(b)          reasonable litigation expenses, including legal fees paid for by the Office Holder, or which the Office Holder is obligated to pay under a court order, in a proceeding brought against the Office Holder by the Company, or on its behalf, or by a third party, or in a criminal proceeding in which the Office Holder is found innocent, or in a criminal proceeding in which the Office Holder was convicted of an offense that does not require proof of criminal intent, all in respect of an act performed by the Office Holder by virtue of the Office Holder being an Office Holder of the Company; or

(c)          reasonable litigation expenses, including legal fees, expended by him or her as a result of an investigation or proceeding instituted against him or her by a competent authority, which investigation or proceeding has not ended in a criminal charge or in a financial liability in lieu of a criminal proceeding, or has ended in a financial obligation in lieu of a criminal proceeding for an offence that does not require proof of criminal intent (the phrases "proceeding that has not ended in a criminal charge" and "financial obligation in lieu of a criminal proceeding" shall have the meaning as defined in Section 260(a)(1a) of the Companies Law); or

92.2.           The Company may, to the extent permitted by the Companies Law, undertake to indemnify an Office Holder as aforesaid: (i) prospectively, provided that the undertaking according to Article 92.1 above is limited to categories of events which in the opinion of the Board can be foreseen, in view of the Company's then current activities, when the undertaking to indemnify is given, and to an amount set by the Board as reasonable under the circumstances, and (ii) retroactively.

93.	Release of Office Holders

The Company may, to the extent permitted by the Companies Law, release an Office Holder of the Company, in advance, from his or her liability, in whole or in part, for damages resulting from the breach of his or her duty of care to the Company, provided however, that the Company may not exempt in advance an Office Holder from his/her liability for damages resulting from a breach of his/her duty of care to the Company in a "Distribution" (as defined in the Companies Law).

94.	General

The provisions of Articles 91, 92 and 93 above are not intended, and shall not be interpreted, to restrict the Company in any manner in respect of the procurement of insurance and/or in respect of indemnification and/or release from liability in connection with any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder, or in connection with any Office Holder to the extent that such insurance and/or indemnification and/or release from liability is permitted under the Law.

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LIQUIDATION

95.	Liquidation Preference.

95.1.          Upon the occurrence of a Liquidation (as defined below), all of the assets available for distribution to the Shareholders, whether capital, surplus, earnings, securities or assets of any kind (to which, upon the occurrence of a Liquidation, any amounts received directly by shareholders on account of their shares shall be added) (the "Liquidation Assets") shall be distributed pro-rata among all the holders of shares of the Company, based on their respective holdings of outstanding shares of the Company.

95.2.          A "Liquidation" shall mean any liquidation, dissolution, winding–up of the Company (whether voluntary or involuntary), any bankruptcy or insolvency proceeding under any bankruptcy or insolvency or similar law, whether voluntary or involuntary, is properly commenced by or against the Company, or a receiver or liquidator has been appointed to all or substantially all of the Company's assets or an assignment for the benefit of creditors has been made

MISCELLANEOUS

96.	Minutes

96.1.          Minutes of each General Meeting and of each meeting of the Board shall be recorded and duly entered in books provided for that purpose. Such minutes shall set forth all resolutions adopted at the meeting and, with respect to minutes of a meeting of the Board, the names of the persons present at the meeting.

96.2.          Any minutes as aforesaid, if purporting to be signed by the Chairman of the meeting or by the Chairman of the next succeeding meeting (or, in the case of Board meetings where there is only one Director on the Board, by such Director), shall constitute prima facie evidence of the matters recorded therein.

97.	Books of Account

The Board shall cause accurate books of account to be kept in accordance with the provisions of the Companies Law and of any other applicable Law. Such books of account shall be kept at the registered office of the Company or at such other place or places as the Board may deem appropriate, and they shall always be open to inspection by all Directors. Any Shareholder shall be entitled to receive a copy of the audited financial statements of any fiscal year with the opinion of the Company’s Auditor with respect to such financial statements.

98.	Audit

Without derogating from the requirements of any applicable Law, at least once in every fiscal year the accounts of the Company shall be audited and the accuracy of the profit and loss account and balance sheet certified by one or more duly qualified auditors.

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99.	Reserved.

100.	Reserved.

101.	Rights of Signature, Stamp and Seal

101.1.          The Board shall be entitled to authorize any person or persons (who need not be Directors) to act and sign on behalf of the Company, and the acts and signature of such person(s) on behalf of the Company shall bind the Company insofar as such person(s) acted and signed within the scope of his or their authority. The Board may determine separate signatory rights in respect of different matters of the Company and in respect of the amounts in respect of which such persons are authorized to sign.

101.2.          The Board may provide for an official stamp and/or seal. If the Board provides for a seal, it shall also provide for the safe custody thereof. Such seal shall not be used except by the authority of the Board and in the presence of the person(s) authorized to sign on behalf of the Company, who shall sign every instrument to which such seal is affixed.

102.	Notices

102.1.          Any written notice or other document may be served by the Company upon any Shareholder either personally or by sending it by prepaid registered mail (airmail if sent to a place outside Israel) addressed to such Shareholder at his address as described in the Shareholder Register or such other address as he may have designated in writing for the receipt of notices and other documents. Any written notice or other document may be served by any Shareholder upon the Company by tendering the same in person to the corporate secretary or the Chief Executive Officer of the Company at the principal office of the Company or by sending it by prepaid registered mail (airmail if posted outside Israel) to the Company at its registered office. Any such notice or other document shall be deemed to have been served two (2) Business Days after it has been posted (seven (7) Business Days if sent internationally), or when actually received by the addressee if sooner than two Business Days or seven Business Days, as the case may be, after it has been posted, or when actually tendered in person, to such Shareholder (or to the corporate secretary or the Chief Executive Officer), provided, however, that notice may be sent by facsimile, and such notice shall be deemed to have been given twenty four (24) hours after such facsimile has been sent or when actually received by such Shareholder (or by the Company), whichever is earlier. If a notice is, in fact, received by the addressee, it shall be deemed to have been duly served, when received, notwithstanding that it was defectively addressed or failed, in some respect, to comply with the provisions of this Article 102.1. Unless otherwise provided in these Articles, the provisions of this Article 102.1 shall also apply to written notices permitted or required to be given by the Company to any Director or by any Director to the Company.

102.2.          All notices to be given to the Shareholders shall, with respect to any share held by persons jointly, be given to whichever of such persons is named first in the Shareholder Register, and any notice so given shall be sufficient notice to the holders of such share.

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102.3.          Any Shareholder whose address is not described in the Shareholder Register, and who shall not have designated in writing an address for the receipt of notices, shall not be entitled to receive any notice from the Company.

102.4.          Any Shareholder and any Director may waive his right to receive notices generally or during a specific time period and he may consent that a General Meeting of the Company or a meeting of the Board, as the case may be, shall be convened and held notwithstanding the fact that he did not receive a notice with respect thereto, or notwithstanding the fact that the notice was not received by him within the required time, in each case subject to the provisions of any Law prohibiting any such waiver or consent.

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